Exhibit 23.3

March 26, 2013

Globoforce Limited

21 Beckett Way

Park West Business Park

Dublin 12 Ireland

Ladies and Gentlemen:

International Data Corporation (IDC) prepared the market report set forth below for Globoforce Limited and hereby consents to the use of data from such report in the Registration Statement on Form S-1 and related prospectus of Globoforce Limited and to the reference in the prospectus to IDC’s name in connection therewith.

IDC Report:

IDC White Paper commissioned by Globoforce Limited, “Employee Recognition Driving Business Results,” July 2012.

IDC Information:

“In a July 2012 white paper that we commissioned, IDC estimated that the North America Recognition Market will grow from $22 billion in 2011 to $32 billion in 2016, an 8% CAGR. In that same white paper, IDC also found that nearly 40% of study respondents expected to use a full-service third-party provider for all aspects of recognition in the twelve months ended July 31, 2013.”

“Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including a white paper by International Data Corporation, or IDC, that we commissioned.”

International Data Corporation

By:	/s/ Stephanie Geary
	Name:	Stephanie Geary
	Title:	Inquiry Analyst, Content Approvals